Exhibit 10.1

DEL MONTE CORPORATION

ANNUAL INCENTIVE PLAN

1.	Purpose

The Del Monte Corporation Annual Incentive Plan (the “Plan”) is a cash-based incentive program designed to accomplish the following objectives of Del Monte Corporation (“Del Monte”):

(a)    To link annual corporate and business priorities with individual and group performance, reinforcing line of sight and contribution to results;

(b)    To reinforce a high performance culture tying rewards to measurable accountabilities and goal achievement;

(c)    To recognize and reward individual performance and differentiate award levels based on absolute and relative contributions; and

(d)    To provide a variable award opportunity as part of a competitive total compensation program that enables Del Monte to attract, retain, and motivate its leadership and key employees.

This Plan shall first apply to the Plan Year beginning May 2, 2011.

2.	Definitions

(a)    “Award” shall mean an award granted to a Participant under the Plan with respect to a Plan Year entitling the Participant to a payment in cash, upon attainment of Company Performance Objectives and the satisfaction of the other terms and conditions set forth herein and otherwise in accordance with the provisions of the Plan, as determined by the Plan Administrator.

(b)    “Award Pool” shall mean the total dollars allocated for the payment of Awards under the Plan for an applicable Plan Year.

(c)    “Board” shall mean the Board of Directors of Del Monte Corporation.

(d)    “Cause” shall mean an event giving rise to termination for cause as determined by the Plan Administrator, provided that, with respect to a Participant who is party to an agreement wherein “Cause” is defined, cause shall be determined according to such definition.

(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)    “Committee” shall mean the Compensation and Benefits Committee of the Board.

(g)    “Company Performance Objective” shall mean a performance goal measured over the Plan Year based on performance criteria as the Plan Administrator, in its sole discretion, may deem appropriate for an Award and that may apply, either individually or in combination, to the performance of Del Monte as a whole, a subsidiary of Del Monte, or individual units of Del Monte or a subsidiary thereof, and which may be measured either absolutely or relative to other goals, including, internal goals, performance levels attained in prior years, performance of another company or designated group of other companies, indices or as ratios expressing relationships between two or more goals, or may consist of additional general performance considerations as may determined by the Committee in its sole discretion. Company Performance Objectives may be objectives related to cash flow; earnings (including net earnings, earnings before interest, taxes and depreciation (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)); margin (including gross margin, net margin and operating margin); return on assets, net assets, or invested capital (ROIC); revenue; pre-tax profit; net operating profit; income, net income or operating income; sales or revenue targets; expenses and cost reduction goals; improvement in or attainment of working capital levels; average working capital; implementation or completion of projects or processes; debt metrics (including net debt reduction); performance against operating budget goals; operating efficiency; or any such other objectives as determined by the Plan Administrator.

(h)    “Company Performance Objective Weighting” shall mean, with respect to each Company Performance Objective, the relative weighting of such Company Performance Objective to the Company Performance Objectives in aggregate.

(i)    “Del Monte” shall mean Del Monte Corporation.

(j)    “Disability” shall mean a physical or mental disability as a result of which a Participant is unable to perform the essential functions of his or her position, even with reasonable accommodation, for six (6) consecutive months, as determined by the Plan Administrator. Notwithstanding the foregoing, “Disability,” when used in connection with the termination of employment with Del Monte of a Participant who at the time of such termination is a party to a written employment or retention agreement with Del Monte, shall have the meaning assigned to such term in such agreement.

(k)    “Distribution Date” shall mean the date on which Awards are paid to Participants, as determined pursuant to Section 8.

(l)    “Executive Participant” shall mean a Participant at or above the Senior Vice President level.

(m)    “Fiscal Year Base Earnings” shall mean a Participant’s base salary paid during the Plan Year and, generally, shall include only salary paid for time worked, vacation pay, holiday pay, and a limited amount of pay for non-productive time, as determined by the Plan Administrator from time to time. Accordingly, such term shall exclude incentives, perquisite allowances, special awards, and any other compensation that is not part of a Participant’s base salary.

(n)    “Management” shall mean the head of Human Resources, or such other senior officer or officers of Del Monte as may be designated from time to time by the Committee.

(o)    “Participant” shall mean an employee of Del Monte or any subsidiary thereof who has been designated to be a Participant pursuant to Section 4.

(p)    “Plan” shall mean this Del Monte Corporation Annual Incentive Plan, as amended from time to time.

(q)    “Plan Administrator” shall mean the Committee or such other individuals as may be delegated the authority to administer the Plan in accordance with Section 3, provided that, with respect to certain administrative decisions affecting Participants other than Executive Participants, Plan Administrator shall mean Management.

(r)    “Plan Year” shall mean the period corresponding to a fiscal year of Del Monte over which the attainment of one or more of the Company Performance Objectives will be measured for purposes of determining payment of an Award.

(s)    “Retirement” shall mean the termination of a Participant’s employment with Del Monte (other than pursuant to a termination due to Cause, death or Disability) at or after attainment of age fifty-five (55) and completion of ten (10) or more years of continuous employment with Del Monte or any subsidiary thereof.

(t)    “Target Award” shall mean the target Award opportunity assigned to a Participant with respect to a Plan Year as determined pursuant to Section 5.

(u)    “Target Participation Rate” shall mean a specified percentage of a Participant’s Fiscal Year Base Earnings determinative of the Participant’s Target Award, as determined pursuant to Section 5.

3.	Administration

The Plan shall be administered by the Committee, provided that Management shall determine the annual administrative guidelines applicable to Awards for each Plan Year. Notwithstanding the foregoing, the Plan Administrator may delegate any of its duties or authority with respect to certain administrative decisions affecting Participants other than Executive Participants to such members of Management as it may determine from time to time. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Plan Administrator. The Plan Administrator shall have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Plan Administrator shall in every case be final and binding on all persons having an interest in the Plan.

4.	Participation

To be eligible to be designated by the Plan Administrator as a Participant in the Plan, an employee must be in Exempt Salary Grade 13 (or equivalent) or above and must not be a participant in a sales incentive program maintained by Del Monte or any of its subsidiaries. To the extent an employee begins employment with Del Monte, or transitions from below Exempt Salary Grade 13 into Exempt Salary Grade 13 or above during a Plan Year, such event must occur on or before the date that is ninety (90) days prior to the end of the Plan year in order for such employee to be a Participant with respect to such Plan Year.

To be eligible for an Award payment with respect to any given Plan Year, other than as set forth in Section 9, a Participant must (i) have maintained his or her eligible status (in accordance with the requirements set forth in the foregoing paragraph) from the time the employee was designated a Participant through the end of a Plan Year; (ii) be on the active payroll as of the Distribution Date; and (iii) comply with rules of the Plan, and such other terms and conditions related to implementation of the Plan, as established by the Plan Administrator from time to time. Loss of eligibility to continue to participate in the Plan or receive an Award payment may occur if the Participant’s salary grade is changed to one that is below Exempt Salary Grade 13 (or equivalent) as a result of a reclassification, demotion or any other reason.

5.	Target Awards

For each Plan Year, each Participant shall be assigned a Target Participation Rate expressed as a percentage of such Participant’s Fiscal Year Base Earnings. A Participant’s Target Participation Rate shall be determined based on salary grade and position. In addition, such Participant shall be assigned a Target Award for the Plan Year, which shall be the product of the Participant’s Target Participation Rate multiplied by the Participant’s Fiscal Year Base Earnings.

The Target Award for a Participant who changes salary grade or position during a Plan Year shall be based on the Fiscal Year Base Earnings and Target Participation Rate associated with each such salary grade or position and the period of time spent in each such salary grade or position, according to such methodology as may be determined from time to time by the Plan Administrator.

6.	Establishment of Company Performance Objectives

For each Plan Year, the Plan Administrator shall establish:

(i)    the Company Performance Objectives and the applicable Company Performance Objective Weighting;

(ii)   with respect to each Company Performance Objective for the Plan Year, the range of possible Company Performance Objective scores and the scoring methodology, including, at the Plan Administrator’s discretion, a minimum level of performance below which the corresponding Company Performance Objective score shall be zero, and a maximum level of performance above which the corresponding Company Performance Objective score shall not increase;

(iii)    the maximum Award (expressed as a percentage of a Participant’s Target Award) that may be payable to any individual Participant, subject to Section 8(b); and

(iv)    the terms and conditions applicable to Awards.

The Plan Administrator, in its sole discretion, may specify at the time the Company Performance Objectives are established, or at a later time, adjustments that will or may be made to one or more of the Company Performance Objectives as the Plan Administrator, in its sole discretion, deems appropriate. For example (without limiting the adjustments to any of the following), the Plan Administrator may specify, in its sole discretion, the manner of adjustment of any Company Performance Objective to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Plan Administrator, or to exclude the effect of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transactions.

7.	Plan Year Award Pool

Following the end of the Plan Year, the Plan Administrator shall score the Corporate Performance Objectives, if any, and determine the amount of the Award Pool allocated for the Plan Year.

8.	Payment of Awards

(a)    Determination of Awards.    Following the end of the Plan Year, the Committee, with respect to Awards to Executive Participants, or Management, with respect to all other Participants, will determine the amount of any Award to be paid to a Participant under the Award Pool. The amount of the payment of the Awards will be based on actual performance measured against the Company Performance Objectives and the Participant’s Target Award, adjusted, as may be determined by the Plan Administrator or Management (as applicable), to reflect individual performance relative to responsibilities, objectives, and peers, and further adjusted to reflect periods of eligible service and periods of absence or other non-productive service and such other factors as the Plan Administrator, in its sole discretion, deems appropriate. The total amount of all Awards paid under the Plan with respect to a Plan Year shall not exceed the Award Pool, without approval from the Plan Administrator.

The Plan Administrator shall retain discretion to determine the amount of any Award to be paid to a Participant hereunder. For the avoidance of doubt, the Plan Administrator may increase or reduce, even to zero, the amount payable under any Award notwithstanding the scoring of the Company Performance Objectives determined by the Plan Administrator and the amount of the Award calculated pursuant to the terms of the Plan.

(b)    Award Maximum.    The maximum Award payable to a Participant under this Plan for a Plan Year shall be $3 million.

(c)    Distribution Date.    Except as provided in Section 9, any Award payable to a Participant shall be paid as soon as practicable after approval by the Plan Administrator, but in no event later than two and one-half months following the end of the Plan Year applicable to the Award, which date of payment shall be the Distribution Date.

(d)    Non-duplication of Awards.    No Award shall be payable to a Participant with respect to a Plan Year if, as determined by the Plan Administrator, such Participant is entitled to an award with respect to such Plan Year pursuant to the terms of any other bonus or incentive plan or arrangement.

9.	Termination of Service of Participant

(a)    Termination due to death, Disability, or Retirement.    In the case of the termination of a Participant’s service due to death, Disability, or Retirement, a Participant (or his or her beneficiary) shall receive (i) in the case of such termination prior to the end of a Plan Year, payment of the Award in an amount equal to the Target Award amount, adjusted for the period of service during the Plan Year (but not otherwise adjusted for performance), as soon as practicable after such termination of service, but in no event beyond the later of (A) March 15 of the calendar year following the calendar year in which the termination occurs or (B) the 15th day of the third month following the end of the Plan Year in which the termination occurs, or (ii) in the case of such termination following the end of a Plan Year but prior to the Distribution Date, payment, on the Distribution Date, of the Award the Participant would have received on the Distribution Date had such termination of service not occurred.

(b)    Termination without Cause.    In the event of a Participant’s termination of service by Del Monte for any reason other than Disability, death, Retirement or Cause, as determined by the Plan Administrator, on or after the last business day of a Plan Year, but prior to the Distribution Date, the Participant shall receive, on the Distribution Date, payment of the Award the Participant would have received on the Distribution Date had such termination of service not occurred.

10.	Repayment for Misconduct

Any payment of an Award to a Participant shall be subject to repayment if all of the following conditions are met: (i) Del Monte or any of its subsidiaries restates any financial report that, due to misconduct as determined by the Plan Administrator, was materially noncompliant with applicable securities laws when filed; (ii) the Participant was an executive officer of Del Monte, as determined by the Plan Administrator, at the time the financial report was first issued, and (iii) the Participant receives or becomes entitled to receive any amounts under the Plan during the 12-month period after the restated financial report (i.e., the financial report that was later restated) was first publicly issued or filed with the U.S. Securities and Exchange Commission.

If, in the Plan Administrator’s opinion, the Participant knowingly or with gross negligence engaged in the misconduct, the Participant (i) shall repay Del Monte any amounts received under the Plan during the aforementioned 12-month period, and (ii) to the extent the Participant defers any portion of such amounts under the Plan, or received any credits or contributions under any other plan with respect to such amounts, shall forfeit (or repay to Del Monte if previously distributed) such deferred amounts, credits, and any matching contributions allocated to the Participant under the applicable plan, subject to compliance with Section 409A of the Code. If the Plan Administrator determines that the Participant did not engage in the misconduct, the Plan Administrator shall determine, in its sole discretion, to correct any unjust enrichment, if any portion of the amounts described in the preceding sentence are subject to repayment by the Participant by any legally permitted means that the Plan Administrator deems appropriate.

11.	Amendment, Suspension, Termination

The Plan is intended to be directly responsive to corporate and individual performance, with the flexibility to measure, score, and reward each Participant’s contribution to Del Monte’s overall business results. However, Awards are not guaranteed, and the actual amount of a Participant’s Award may be greater or less than his or her Target Award (and may be zero), depending on personal performance and the performance of the business overall. The Committee (and the Board) reserves the right to amend, modify, suspend or terminate the Plan at any time and from time to time without consent of any Participant or any other party .

12.	Other Provisions

(a)    No Right To An Award.    Neither the adoption of the Plan nor any action of Del Monte or the Plan Administrator shall be deemed to give any individual any right to be granted an Award or any other rights.

(b)    No Restriction on Corporate Action.    Nothing contained in the Plan shall be construed to prevent Del Monte or any subsidiary from taking any action which is deemed by Del Monte or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary or other person shall have any claim against Del Monte or any subsidiary as a result of any such action.

(c)    No Fiduciary Relationship.    The Board, Committee and the officers of Del Monte shall have no duty to manage or operate the Plan in order to maximize the benefits granted to the Participants hereunder, but rather shall have full discretionary power to make all management and operational decisions based on their determination of the respective best interests of Del Monte, its shareholders and the Participants. This Plan shall not be construed to create a fiduciary relationship between the Board, the Committee or the Management, and the Participants.

(d)    Governing Law.    This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of California, to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

(e)    No Employment Guarantee.    Nothing in this Plan shall be construed as an employment contract or a guarantee of continued employment. The rights of any Participant shall only be those as are expressly set forth in this Plan.

(f)    General Creditor Status.    The Participants shall, in no event, be regarded as standing in any position, if at all, other than as a general creditor of Del Monte with respect to any rights derived from the existence of the Plan and shall receive only Del Monte’s unfunded and unsecured promise to pay benefits under the Plan. Del Monte shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

(g)    Non-Transferability of Awards.    No Participant or his or her beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The provisions of the Plan shall inure to the benefit of each Participant and his or her beneficiaries, heirs, executors, administrators or successors in interest.

(h)    Severability.    If any provision of this Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

(i)    Code Section 409A.    All Awards made hereunder are intended to be exempt from Section 409A of the Code, and shall be interpreted, construed and operated to reflect this intent. Anything to the contrary in the foregoing notwithstanding, this Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but Del Monte shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against Del Monte or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Award made under the Plan, and neither Del Monte nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

(j)    Tax Withholding.    Del Monte shall have the authority and the right to deduct or withhold, report or require a Participant to remit to Del Monte, an amount sufficient to satisfy federal, state, local and foreign taxes (including any social insurance, payroll tax, or payment on account) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with an Award.